Exhibit 99.2

Contact:	Jacqueline Peterson
702 494 4829
japeterson@harrahs.com

HARRAH’S ENTERTAINMENT ASSUMES OWNERSHIP OF THE LAS VEGAS PLANET HOLLYWOOD RESORT & CASINO

LAS VEGAS – February 19, 2010 – A subsidiary of Harrah’s Entertainment, Inc. assumed ownership of the Planet Hollywood Resort & Casino in Las Vegas today.

Harrah’s expects its customer-loyalty program, Total Rewards, to be fully integrated into the Planet Hollywood Resort & Casino in April 2010, enabling guests to earn and redeem Reward and Tier Credits. Planet Hollywood A-List points will automatically convert into Total Rewards credits at the time of the Total Rewards integration.

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada, more than 70 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions, and now operates casinos on four continents. The company’s properties operate primarily under the Harrah’s®, Caesars® and Horseshoe® brand names; Harrah’s also owns the World Series of Poker® and a majority interest in the London Clubs International family of casinos. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Harrah’s is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.harrahs.com.

This release includes one “forward-looking statement” relating to when we expect to complete the integration of the customer-loyalty program, Total Rewards, into the Planet Hollywood Casino and Resort. This statement is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 and is based on current expectations and projections about future events. Such risks and uncertainties include the integration of our information technology systems at Planet Hollywood Resort & Casino which enable customers to use our Total Rewards customer-loyalty program.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release.